SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

INVIVO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INVIVO CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held December 9, 2003

To the Stockholders of

Invivo Corporation:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation (“the Company”), a Delaware corporation, will be held on December 9, 2003 at 10:00 a.m. at the Company’s offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To amend the Company’s 1994 Stock Option Plan (“Plan”) to increase by 300,000 the number of shares covered by the Plan and to make non-employee directors eligible to receive awards under the Plan in addition to the formula awards which are presently the only awards non-employee directors are allowed to receive.

3. To ratify the selection of KPMG LLP as independent public auditors of the Company.

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on October 31, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors

JAMES B. HAWKINS
Secretary

November 10, 2003

INVIVO CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on December 9, 2003 at 10:00 a.m. at the Company’s offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, including at any adjournment of the Annual Meeting.

Voting

      The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as the close of business on October 31, 2003. As of that date, there were outstanding 5,889,643 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; (ii) the amendment of the Company’s 1994 Stock Option Plan to increase by 300,000 the number of shares covered by the Plan and to make non-employee directors eligible to receive awards under the Plan in addition to the formula awards which are presently the only awards directors are allowed to receive, and (iii) the ratification of KPMG LLP as independent public auditors of the Company.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

      This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 10, 2003.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

      Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR

OF EACH NAMED NOMINEE

      Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors have no reason to believe that any nominee will be unavailable to serve. The five candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company. The authorized number of directors is presently set at five members. Executed proxies will not be voted for the election of more than five directors.

Nominees:

      The names, ages and periods of service on the Company’s Board of Directors of the nominees, and certain other information about them, is set forth below:

		Director
Name	Age	Since

James B. Hawkins	48	1985
Ernest C. Goggio(1,2)	80	1986
George S. Sarlo(1,2)	65	1991
Laureen DeBuono(1,2)	46	1998
Randy Lindholm	48	—

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

      Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985, and Secretary since September 1986.

      Mr. Goggio served as a director since November 1998 and as Chairman of the Board of Directors of the Company from November 1986 to June 2003. He was President and Chairman of the Board of Directors of Pillar Corporation, a manufacturer of heat induction and melting equipment, from June 1964 to December 2003.

      Mr. Sarlo has been a director of the Company since January 1991. He was elected Chairman of the Board in June of 2003. He has been a general partner of the Walden Group of venture capital funds since 1974.

      Ms. DeBuono has been a director of the Company since February 1998. She is currently a management consultant and since March 2003 a director of Visx Corporation, a company engaged in the design and development of proprietary technologies and systems for laser vision correction. She was Executive Vice President and Chief Financial Officer of Critical Path, Inc., a provider of internet messaging solutions, from September 2001 to March 2003. From October 1999 to October 2000, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of More.com, an online health products retailer. From October 1998 to

October 1999, Ms. DeBuono was Chief Operating Officer and Chief Financial Officer of ReSound Corporation, a hearing health care company that manufactures and markets advanced hearing devices.

      Mr. Lindholm has been nominated to begin to serve as a director at the annual meeting. From June 1999 to April 2002, Mr. Lindholm was Chairman of the Board, President and CEO of Vidamed, Inc., a manufacturer of minimally invasive medical device products that treat benign prostatic hyperplasia (BPH). From August 1998 to June 1999, Mr. Lindholm served as Executive Vice President of Sales and Marketing for Vidamed, Inc. Prior to that, Mr. Lindholm held various positions at Mallinckrodt, Inc. (formerly Nellcor Puritan Bennett), a specialty medical products company, including: from January 1998 to August 1998, Vice President of North American Respiratory Field Operations and from August 1996 to January 1998, Vice President of Americas Field Operations. Mr. Lindholm has served as a director of Omnicell, a provider of medication and supply dispensing systems for various clinical areas, since April 2003, and of Rita Medical since April 2003. Rita Medical manufactures and markets minimally invasive products to treat patients with solid cancerous or benign tumors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of September 30, 2003 by (i) each person known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 2003 whose salary and bonus for the year ended June 30, 2003 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group.

	Amount of
	Beneficial		Percentage
Name*	Ownership(1)		of Shares

Wellington Management Company	658,300	(2)	11.2%
75 State Street
Boston, MA 02109
Pequot Capital Management Inc.	506,100	(3)	8.6%
500 Nyala Farm Road
Westport, CT 06880
Dimensional Fund Advisors	461,550	(4)	7.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Franklin Resources, Inc.	452,250	(5)	7.7%
One Franklin Parkway
San Mateo, CA 94403
AWM Investment Company, Inc.	393,399	(6)	6.7%
153 East 53rd Street 55th Floor
New York, NY 10022
James B. Hawkins	435,326	(7)	7.1%
Ernest C. Goggio	254,979	(8)	4.3%
George S. Sarlo	88,706	(9)	1.5%
John F. Glenn	87,375	(10)	1.5%
Stuart Baumgarten	73,200	(11)	1.2%
Laureen DeBuono	51,000	(12)	0.9%
Brent Johnson	39,750	(13)	0.7%
Randy Lindholm	—		—
All executive officers and directors as a group (7 persons)	1,030,335	(14)	15.9%

*	The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd. Suite 210, Pleasanton, CA 94588

(1)	Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his or her spouse, if any, under applicable community property laws.

(2)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.

(3)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 14, 2003.

(4)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 3, 2003.

(5)	Based upon Schedule 13G filed with the Securities and Exchange Commission on January 20, 2003.

(6)	Based upon Schedule 13G filed with the Securities and Exchange Commission on February 11, 2003.

(7)	Includes 226,125 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(8)	Includes 170,979 shares of Common Stock owned by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder and 81,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(9)	Includes 87,375 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(10)	Includes 81,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(11)	Includes 66,750 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(12)	Includes 51,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(13)	Includes 33,750 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(14)	Includes 627,000 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

Board and Board Committee Meetings

      During the year ended June 30, 2003, the Board of Directors held eleven meetings. All of the directors attended all of the Board meetings.

      During the year ended June 30, 2003, the Audit Committee of the Board of Directors held four meetings. Each Committee member attended all of the meetings. The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to financial accounting, reporting, and controls.

      During the year ended June 30, 2003, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

      The Board has not established a nominating committee. The Board will consider nominees recommended by Invivo stockholders.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 2003 whose total salary and bonus for the fiscal year ended June 30, 2003 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

Summary Compensation Table

				Long-Term Compensation Awards
	Annual Compensation
				Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Compensation ($)(1)

James Hawkins	2003	292,200	175,000	30,000	2,797
President and Chief Executive Officer	2002	278,250	150,000	60,000	2,605
	2001	265,000	50,000	13,500	2,693
John F. Glenn	2003	170,000	60,000	15,000	2,574
Vice President of Finance/	2002	162,750	42,000	30,000	2,506
Chief Financial Officer	2001	155,000	40,000	6,000	2,464
Stuart Baumgarten	2003	220,000	80,400	15,000	2,069
President, Invivo Research/MDE	2002	210,000	65,000	30,000	2,075
	2001	200,000	50,000	6,000	2,181
Brent Johnson	2003	141,750	108,250	9,000	3,086
Executive Vice President of Sales	2002	138,600	95,000	13,500	2,987
and Marketing, Invivo Research/MDE	2001	129,300	87,500	4,500	2,592

Notes:

(1)	The amounts shown represent Company contributions to the Company’s 401(k) Savings Plan.

Stock Options

      The following table sets forth the stock options granted to the named executive officers under the Company’s 1994 Stock Option Plan during the fiscal year ended June 30, 2003.

Option Grants in Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Date	Value ($)(2)

James Hawkins	30,000	20.0%	$8.86	12/12/12	$171,510
John F. Glenn	15,000	10.0%	$8.86	12/12/12	$85,755
Stuart Baumgarten	15,000	10.0%	$8.86	12/12/12	$85,755
Brent Johnson	9,000	6.0%	$8.86	12/12/12	$51,453

(1)	Stock options become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third and fourth anniversary dates of the grant of the option. The term of each option is ten years.

(2)	The Black-Scholes option pricing model was used assuming no dividend yield, a risk free rate of 2.96%, an expected stock price volatility of 78%, a forfeiture rate of 5% and an average expected life of five years. This valuation is reported pursuant to the rules of the Securities and Exchange Commission and there can be no assurance that the actual share value of the options will approximate the value ascribed by the Black-Scholes model.

      The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 2003 and the value of outstanding options held by such executive officers as of June 30, 2003.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options
	Shares Acquired on	Value Realized	Options at FY-End (#)	at FY-End ($)
Name	Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

James Hawkins	45,000	435,285	226,125/94,875	$1,110,946/361,409
John F. Glenn	—	—	87,375/44,625	$398,046/166,089
Stuart Baumgarten	—	—	66,750/44,250	$288,928/164,203
Brent Johnson	—	—	33,750/27,750	$166,004/99,071

(1)	The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 2003 closing price of $11.61 per share of the Company’s common stock as reported on The Nasdaq National Market.

Equity Compensation Plan Information

      The Company maintains the 1986 Stock Option Plan and 1994 Stock Option Plan which were approved by stockholders. On February 25, 1998, the Board of Directors granted the Walden Management Corporation Pension Fund For the Benefit of George Sarlo of which director George Sarlo is the beneficiary, a stock option to acquire 30,000 shares of Common Stock of the Company at $6.67 a share. This grant was not subject to stockholder approval. The following table presents information about stockholder approved plans and these options as of June 30, 2003.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to be	Weighted-Average Exercise	Future Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants and	(Excluding Securities
Plan Category	Warrants and Rights	Rights	Reflected in Column (a))

Equity compensation plans approved by stockholders	1,459,050	$7.33	46,463
Equity compensation plans not approved by stockholders	30,000	$6.67	0

Total	1,489,050	$7.33	46,463

Employment Agreements and Change-of-Control Arrangements

      In July 2003 the Company renewed employment agreements with two year terms for each of the named executive officers pursuant to which the Company has agreed to pay a specific severance amount if the executive officer is employed by the Company on the occurrence of a change in control, unless the officer resigns voluntarily or is terminated with cause within 90 days following a change of control of Invivo. For James B. Hawkins, the severance payment will be $1,071,000, an amount equal to two times the aggregate of the executive officer’s annual base salary and target bonus plus other benefits and expenses. For Stuart Baumgarten, John F. Glenn, and Brent Johnson, the severance payment will be $323,000, $266,000 and $264,000, respectively, which amounts are equal to the aggregate of each executive officer’s annual base salary and target bonus plus other benefits and expenses. In addition to the severance payment, upon a change of control of Invivo, any unvested stock option to purchase shares of common stock of Invivo then held by the executive officer will become 100% vested and exercisable immediately prior to such change of control. If the Company terminates Mr. Hawkins, Mr. Glenn, Mr. Baumgarten or Mr. Johnson without just cause, but not following a change of control of Invivo, the Company has agreed to pay such executive officer one-half of the severance payment amount that such executive officers would have received for a termination without cause after a change of control of Invivo. These agreements further established each executive officer’s base salary and target annual bonus for the two-year term of the agreements.

Director Compensation

      Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $2,000 for each Board of Directors meeting attended, and reimbursement for travel expenses. Each director also receives an annual retainer fee of $20,000.

      Mr. Goggio, Mr. Sarlo and Ms. DeBuono each received options to purchase 6,000 shares of the Company’s Common Stock in fiscal 2003 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. All directors elected at the Annual Meeting will be entitled to receive additional annual grants of options to purchase 6,000 shares of Common Stock under the 1994 Stock Option Plan on the date of the Annual Meeting and in succeeding years for which they serve as independent directors of the Company.

      The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

Compensation Committee Interlocks and Insider Participation

      Mr. Goggio, Mr. Sarlo and Ms. DeBuono serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee is an employee of the Company. See “Director Compensation” above for a description of options granted to, and fees paid to, Messrs. Sarlo, Goggio and Ms. DeBuono.

      The following pages contain reports of our Compensation Committee, our Audit Committee, and our Board of Directors, and a chart titled “Performance Graph”. Stockholders should be aware that under the rules of the Securities and Exchange Commission, this information is not considered to be “soliciting material”, nor to be “filed”, under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate this information by reference.

Compensation Committee Report

Compensation Committee

      The Compensation Committee currently consists of Mr. Sarlo, Mr. Goggio and Ms. DeBuono. The Compensation Committee determines on an annual basis the cash compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company. In doing so, the Compensation Committee is apprised of stock option awards made to these executives by the Board of Directors.

      The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company’s executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. The Company’s compensation policies seek to enhance the profitability of the Company and increase stockholder value.

Base Salaries

      The Company’s policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

Bonuses

      An integral part of the Company’s compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparably sized companies referred to in the above paragraph. Further, the amount of bonuses in any year is significantly dependent on the Company’s operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

Chief Executive Officer Compensation

      In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins’ responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins’ base compensation level increased to $292,200 for fiscal 2003 as compared to $278,250 for fiscal 2002. For fiscal 2003, Mr. Hawkins received a bonus of $175,000 under the executive bonus plan.

Ernest C. Goggio, Chairman	George Sarlo	Laureen DeBuono

Board of Directors Report

      The Board of Directors administers the stock option plans including the grants of stock options.

      The specific objective of the Stock Option Plan is to align the long-term interests of the Company’s officers and employees with those of stockholders by creating a strong link between executive remuneration and stockholder return. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Board of Directors makes specific awards of options based on an individual’s ability to impact Company-wide performance and in light of the total compensation believed to be appropriate for the individual’s position. A total of 69,000 stock options were granted to executive officers in fiscal 2003. Of these stock options, 30,000 were granted to Mr. Hawkins.

Section 16(a) Beneficial Ownership Reporting Compliance

Audit Committee Report

      The management of Invivo Corporation is responsible for establishing and maintaining internal controls and for preparing the financial statements of Invivo Corporation. The independent auditors are responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities pursuant to a written charter adopted by the Board of Directors. The Audit Committee charter was filed with the Proxy Statement for fiscal 2001’s annual meeting, and can be obtained at the SEC’s website, http://www.sec.gov. Each member of the Audit Committee is “independent” as defined in the applicable NASDAQ listing standards.

      The Audit Committee has reviewed and discussed with Invivo management the audited financial statements for the fiscal year ended June 30, 2003.

      In December, 2002 the Audit Committee discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communications with Audit Committees, for the fiscal year ended June 30, 2002. At the December, 2003 Audit Committee meeting, any items required to be communicated by the independent auditors in accordance with SAS 61 for the fiscal year ended June 30, 2003 will be discussed. The committee members received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee members also considered whether the provision of non-audit services by KPMG is compatible with maintaining the auditors’ independence and has discussed auditors’ independence with KPMG.

      Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Invivo Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

Laureen DeBuono, Chairman	George Sarlo	Ernest C. Goggio

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the Company’s common Stock to file reports of their initial ownership of the Company’s Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the “SEC”) within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

      Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, the Company believes that with respect to the Company’s most recent fiscal year all Section 16(a) filing obligations were met on a timely basis except for Form 4’s on behalf of all directors and executive officers regarding the grant of stock options on December 12, 2002 which were filed on January 9, 2003.

PERFORMANCE GRAPH

      The following performance graph compares the performance of the Company’s Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the diversity of its businesses, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 at June 30, 1998 and that all dividends were reinvested.

Comparison of 5 Year Cumulative Total Return*

Among Invivo Corporation, the Nasdaq Stock Market (U.S.) Index
and the Nasdaq Non-Financial Index

	Cumulative Total Return

	6/98	6/99	6/00	6/01	6/02	6/03

Invivo Corporation	100.00	99.06	83.02	72.30	112.45	131.48
Nasdaq Stock Market (U.S.)	100.00	143.67	212.43	115.46	78.65	87.33
Nasdaq Non-Financial	100.00	148.01	229.01	117.03	74.71	83.94

*	$100 invested on 6/30/98 in stock or index — including reinvestment of dividends. Fiscal year ending June 30.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

      In October 1994, the Company adopted an Incentive Stock Option Plan (the “Plan”). The options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Plan is designed to enhance the Company’s ability to attract and retain qualified employees, directors and consultants. In addition, the Plan is designed to provide an inducement to selected employees and other persons to advance the interests of the Company by providing or increasing the ownership interest of such persons in the Company. Approximately 302 people are currently eligible to participate in the Plan which includes, officers, employees and, as to the right to receive formula grants, directors who are not employees of the Company and its subsidiaries. Directors who are not employees are not currently eligible to receive awards other than the formula grants. The Plan is interpreted and is administered by the Board of Directors which has the authority to determine the recipients of options under the Plan, the time of grant of the options, and the number of shares covered by the grant and certain other terms and provisions of each option granted. Any rights granted under the Plan must be granted within ten years of the Plan’s effective date of October 6, 1994.

      Each person who was a director and not an employee of the Company on the date of adoption of the Plan received a non-qualified stock option covering 12,000 shares of Common Stock of the Company. Thereafter, each director of the Company who is not an employee of the Company receives a non-qualified stock option covering 6,000 shares of Common Stock of the Company immediately following each annual meeting of stockholders of the Company (provided that a person whose term expires on such day and who is not reelected to the Board of Directors shall not receive such an option). Each such option has an exercise price equal to the fair market value of the Common Stock of the Company on the date of the annual meeting to which it relates. Each of the non-employee nominees for director at this meeting who is elected will receive a non-qualified option covering 6,000 shares.

      Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employee or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third, and fourth anniversary dates of the grant of the option, (ii) a formula option granted to a director who is not an employee of the Company shall become exercisable on a cumulative basis as to one-half of the total number of shares covered thereby on each of the first and second anniversary dates of the date of grant of the option, and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant. Any option granted to an executive officer or director of the Company shall in no event be exercisable until the elapse of six months from the date of its grant.

      The exercise price for incentive stock options granted under the Plan may not be less than 100% of the fair market value of the underlying shares as of the date of grant, provided that if the recipient holds 10% or more of the aggregate voting power of the Company, then the exercise price must not be less than 110% of such fair market value. The exercise price of any non-qualified stock option shall not be less than 85% of the fair market value of the underlying shares on the date of grant. On October 22, 2003, the closing sale price of Invivo’s Common Stock as reported on the NASDAQ Stock Market was $17.25 per share. Payment of the exercise price shall be made in cash or in shares of the outstanding Common Stock of the Company which have been held by the optionee for at least six months (or such other period as is specified by the Board of Directors) or in a combination of cash and such stock, except that the Board of Directors in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other form of legal consideration that may be acceptable to the Board of Directors. Payment may also be made by delivering a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the purchase price, and, if required, the amount of any federal, state, local or foreign withholding taxes.

      The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the value of the stock at the date of exercise and (b) the amount realized on disposition over the purchase price is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee’s sale of shares.

      The grant of a non-qualified stock option under the 1994 Option Plan also should have no tax effect on the Company or the recipient of the grant. The spread between the exercise price and the market value of the Company’s Common Stock on the date of exercise of a non-qualified option is taxable to the optionee as ordinary income on the exercise of the option, and the Company has a corresponding deduction.

      Stockholder approval is required to increase the aggregate number of shares of the Company’s Common Stock subject to options that may be granted under the Plan and to amend the plan to make non-employee directors eligible to receive awards under the Plan in addition to the formula awards which are presently the only awards non-employee directors are allowed to receive. The Plan currently provides for the grant of options to purchase an aggregate of 1,680,000 shares of the Company’s Common Stock. Options to purchase 1,446,600 shares have been granted and are outstanding under the Plan as of September 30, 2003, of which 561,000 of such options were granted to directors and 304,500 to non-director officers.

      The Plan does not require that awards be made to any particular person or persons other than the formula awards to non-employee directors. By way of background, during fiscal 2003, options to purchase 167,850 shares were awarded under the Plan. The number of shares subject to options granted to the Named Executive Officers under the Plan is set forth in the table above under “Executive Compensation-Option Grants in Last Fiscal Year.”

      The Company’s Board of Directors has approved and submitted to the stockholders of the Company amendments to the Plan to increase by 300,000 shares (to an aggregate of 1,980,000 shares) the number of shares of the Company’s Common Stock subject to options that may be granted under the Plan and to include non-employee directors as participants eligible to receive awards under the Plan, in addition to their formula grants.

      The amendment to the Plan requires approval by a majority of the outstanding shares of Common Stock of the Company represented at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS

THAT THE STOCKHOLDERS VOTE IN FAVOR
OF THESE AMENDMENTS TO THE PLAN

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

      The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent public auditors for the year ended June 30, 2004 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 1985. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of KPMG LLP as the Company’s independent public auditors is not required by the Company’s Bylaws or otherwise. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.

      Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting will be required to ratify the selection of KPMG LLP.

Principal Accountant Fees and Services

      During fiscal 2003, the aggregate fees billed by KPMG LLP for professional services were as follows:

Audit Fees

      Amounts billed by KPMG LLP related to the fiscal 2003 financial statement audit, review of the quarterly financial statements, and review of SEC filings were $183,000.

Audit Related

      Amounts billed by KPMG LLP for audit-related services were $3,500 and were for the review of the stock buy-back transaction.

Tax

      Amounts billed by KPMG LLP for fiscal 2003 tax compliance, tax advice, and tax planning were $89,500.

All Other Fees

      No fees other than the proceeding were billed by KPMG LLP for fiscal 2003.

      The Audit Committee has determined that KPMG LLP’s provision of non-audit services is compatible with maintaining their independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE PROPOSAL.

Stockholder Proposals

      Proposals of stockholders that are intended to be presented by such stockholders at the Company’s next Annual Meeting of stockholders must be received by the Company no later than July 13, 2004 in order to be included in the proxy statement and proxy relating to that meeting.

      In addition, proposals of the Company’s stockholders that such stockholders intend to present at that meeting, but not include in the Company’s proxy statement and form of proxy, must be received by the Company’s Secretary at the Company’s offices at Hopyard Road, Suite 210, Pleasanton, California 94588, no later than September 26, 2003. In the event that the Company does not receive timely notice with respect to such a proposal, the proxy holders named by the Company’s Board of Directors for such meeting will exercise their discretionary voting power on such proposal without a description of such matter, or how the proxy holders intend to vote, in the proxy statement.

Other Matters

      The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

      The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board of Directors

JAMES B. HAWKINS
Secretary

November 10, 2003

INVIVO CORPORATION

Proxy Solicited by the Board of Directors for Annual Meeting of Stockholders

The undersigned hereby appoints George Sarlo and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.01 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 9, 2003 at 10:00 a.m. at the Company’s offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, and any adjournments thereof, upon the following matters:

1. To elect directors.

     For ALL Nominees Listed Below ☐

     For All Nominees Except as Crossed Out Below ☐

INSTRUCTION: To withhold authority for any individual nominee, cross out the nominee’s name in the following list:

George Sarlo, James B. Hawkins, Ernest C. Goggio, Laureen DeBuono, Randy Lindholm

WITHHOLD AUTHORITY — do not vote for any nominees

2.     To amend the Company’s 1994 Stock Option Plan (“Plan”) to increase by 300,000 the number of shares covered by the Plan and to make non-employee directors eligible to receive awards under the Plan in addition to the formula awards which are presently the only awards non-employee directors are allowed to receive.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.     To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.     With discretionary authority on such matters as may properly come before the meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for director and for proposals 2, 3 and 4.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature of Stockholder(s)

Dated , 2003